Exhibit 99.1

5151 San Felipe
Houston, Texas 77056

NEWS RELEASE	June 24, 2015

FOR ADDITIONAL INFORMATION:

Investors:	Media:
Bruce Connery	Scott Castleman
Vice President, Investor Relations	Manager, External Communications
(713) 386-3603	(304) 357-2128
blconnery@cpg.com	scastleman@cpg.com

Columbia Pipeline Group Announces Board Approval of Mountaineer and Gulf XPress Projects
$2.7 Billion Infrastructure Investment

HOUSTON -- Columbia Pipeline Group, Inc. (CPG) (NYSE: CPGX WI), a subsidiary of NiSource Inc. (NYSE: NI), today announced board of directors approval of a combined future investment of $2.7 billion in new infrastructure projects to support the continued development of gas supplies in the Marcellus and Utica shale regions. The Mountaineer XPress (MXP) and Gulf XPress (GXP) projects will provide 2.7 billion cubic feet per day (Bcf/D) of firm transportation from Marcellus and Utica production areas to markets served by the Columbia Gas Transmission (Columbia Transmission) and Columbia Gulf Transmission (Columbia Gulf) systems. These projects are supported by long-term, firm transportation contracts with a variety of Marcellus and Utica producers and shippers.
“Today’s announcement underscores CPG’s commitment to expanding its natural gas pipeline system in the Marcellus and Utica shale areas,” said Glen Kettering, President, Columbia Pipeline Group. “These projects will enhance CPG’s already substantial footprint to meet the needs of the market in this important region - transporting growing supplies of clean-burning natural gas to high-value markets.”
The two projects will substantially increase CPG’s existing infrastructure to transport gas from the Ohio, Pennsylvania and West Virginia production areas.
Delivering Appalachia Supplies to Growing Markets
As production volumes continue to grow in the Marcellus and emerging Utica shale plays, CPG has been working closely with natural gas producers to provide new transportation options to move gas out of the capacity-constrained supply basin and into the interstate market. MXP, which will include an approximately 165 mile new pipeline, as well as the expansion of Columbia Transmission’s existing WB Line, will create approximately 2.7Bcf/D of firm transportation capacity from existing and new points of receipt along or near Columbia Transmission’s system. MXP’s footprint will be in very close proximity and accessible to most of the Appalachian region’s third party processing plants, with deliveries to Columbia Transmission’s TCO Pool and Leach, Kentucky to provide for higher regional netback value, liquidity and access to Gulf area markets.
The second project announced, GXP, will include the installation of compression to existing and new stations along Columbia Gulf’s system, as well as provide limited pipeline looping, system modifications and related facilities. GXP will provide approximately 860,000 Dth/D of firm transportation capacity from Leach, Kentucky to the Columbia Gulf Mainline Pool and other delivery points as far south as Rayne, Louisiana.
“Columbia has been a part of many of these communities for decades, and in some states like West Virginia for over a century,” said Kettering. “MXP and GXP will enhance the energy infrastructure that serves these regions while creating hundreds of construction jobs and bring new revenue for local communities.”
Focus on Safety and the Environment
In addition to generating substantial local economic benefits, CPG's projects are designed, constructed and operated with a core focus on safety and respect for landowners and local natural resources. CPG's efforts to meet and exceed safety and environmental standards have earned the company awards and recognition from the U.S. Fish and Wildlife Service and the Southern Gas Association.
Working Closely with Residents and the Community
CPG has already begun extensive outreach to landowners and communities in areas where the projects will be constructed. Prior to construction, the projects will undergo comprehensive and transparent environmental reviews overseen by the Federal Energy Regulatory Commission. Throughout the review period, CPG's project teams will continue to work closely with landowners, local officials and communities to provide up-to-date information and ensure community involvement in the process.

CPG anticipates in-service dates during the fourth quarter of 2018.

For more information about Columbia Pipeline Group, Inc., visit: www.columbiapipelinegroup.com.
About Columbia Pipeline Group, Inc.:
Columbia Pipeline Group, Inc. companies own and operate more than 15,000 miles of strategically located natural gas pipelines, integrated with one of the largest underground storage systems in North America. From the Gulf Coast to the Midwest, Mid-Atlantic and Northeast, their systems connect premium natural gas supplies with some of the nation’s strongest energy markets, serving customers in more than 16 states. Approximately 1.3 trillion cubic feet of natural gas flows through CPG pipeline and storage systems each year, providing competitively priced, clean energy for millions of homes, businesses and industries.
Forward-Looking Statements
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. These statements include statements regarding the intent, belief or current expectations of CPG and its management. Although CPG believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in CPG’s (or its affiliates’) reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. CPG expressly disclaims any duty to update any of the forward-looking statements contained in this release.

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